Exhibit 97

MCGRATH RENTCORP

AMENDED AND RESTATED

COMPENSATION RECOUPMENT POLICY

Effective Date: December 1, 2023

(Amended on: February 19, 2026)

In the event of any required accounting restatement of the financial statements of McGrath RentCorp (the “Company”) due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company (i) shall recover reasonably promptly from any person who is or was an executive officer, as such term is defined in Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the Company (each, a “Covered Person”) the amount of any “Erroneously Awarded Incentive-Based Compensation” (as defined below) and (ii) may, to the extent permitted by law and to the extent the Board of Directors of the Company (the “Board”) determines that it is in the Company’s best interests to do so, recover any “Other Compensation” (as defined below) received by a Covered Person during the Recovery Period (as defined below) or a shorter lookback period as determined by the Board in its sole discretion (the “Discretionary Clawback Provision”).

The amount of incentive-based compensation that must be recovered from a Covered Person pursuant to clause (i) of the immediately preceding paragraph in the event that the Company is required to prepare a Restatement is the amount of incentive-based compensation received by a Covered Person that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid (referred to as the “Erroneously Awarded Incentive-Based Compensation”). For incentive-based compensation based on stock price or total shareholder return, where the amount is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the incentive-based compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the Nasdaq Stock Market LLC (“Nasdaq”). For the purposes of this policy, incentive-based compensation will be deemed to be received in the fiscal period during which the Financial Reporting Measure (as defined below) specified in the applicable incentive-based compensation award is attained, even if the payment or grant occurs after the end of that period.

The Board in its discretion may, pursuant to the Discretionary Clawback Provision, also recover any Other Compensation received by a Covered Person (the “Erroneously Awarded Other Compensation”), including the amount to be recovered and the applicable lookback period, if shorter than the Recovery Period. The Board may make determinations under the Discretionary Clawback Provision that are not uniform among the Covered Persons and apply the Discretionary Clawback Provision differently to each Covered Person. In exercising such discretion, the Board may consider, among other factors as it deems relevant: (x) the Covered Person’s relative degree of fault or involvement with respect to the Restatement; (y) the cost or difficulty of recovering or withholding Other Compensation, including whether the Covered Person has any outstanding Other Compensation that has not vested and may be canceled and whether the Covered Person remains employed with the Company; and (z) other disciplinary action that may have been applied to the Covered Person in connection with the conduct contributing to the Restatement.

In determining the amount of Erroneously Awarded Incentive-Based Compensation to be recovered from a Covered Person, this policy shall apply to all incentive-based compensation received by a Covered Person: (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for such incentive-based compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (the “Recovery Period”). For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, a committee of the Board, or the Company’s officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission.

The Company shall recover the Erroneously Awarded Incentive-Based Compensation from Covered Persons unless the majority of the independent members of the Board determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt(s) to recover the Erroneously Awarded Incentive-Based Compensation and provide such documentation to Nasdaq; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

For purposes of this policy, “incentive-based compensation” refers to any compensation (including, but not limited to, annual bonuses and other short-term and long-term cash incentives (including commissions), stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units or any other equity-based compensation or synthetic equity-based compensation) that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). “Financial Reporting Measure” are measures that are determined and presented in accordance with United States generally accepted accounting principles which are used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures for this purpose. For avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission. Incentive-based compensation shall also include any other plan, program or agreement that expressly incorporates or references the provisions of this policy.

For the purposes of this policy, “Other Compensation” means any compensation that is not incentive-based compensation (including cash bonus compensation or equity-based compensation that is subject to time-based vesting or performance goals that are not Financial Reporting Measures). In addition, Other Compensation shall include the value of any shares issued in settlement of shares underlying any equity awards. For the purposes of this policy, “Other Compensation” will be deemed to be received in the year in which the compensation was granted, earned, vested, paid or settled.

In no event will the Company indemnify any Covered Person against the loss of any amounts that are recovered under this policy. This policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this policy), including Section 304 of the Sarbanes-Oxley Act of 2002 or any right of repayment that may be available to the Company pursuant to the terms of any similar policy, in any employment agreement or in any other similar agreement with the Company. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this policy.

The Board will determine, in its sole discretion, the method for recovering Erroneously Awarded Incentive-Based Compensation and Erroneously Awarded Other Compensation pursuant to the terms of this policy, which may include, without limitation: (1) requiring reimbursement of cash Erroneously Awarded Incentive-Based Compensation or Erroneously Awarded Other Compensation previously paid; (2) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards (including, without limitation, requiring the return of shares of common stock); (3) offsetting the amount to be recovered against any incentive-based compensation otherwise owed by the Company to the Covered Person, except to the extent that such an offset violates the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, or applicable regulations; (4) canceling outstanding vested or unvested equity awards; and/or (5) taking any other remedial and recovery action permitted by law, as determined by the Board. No recovery of compensation under this policy will be an event giving rise to a right to resign for “good reason” or be deemed a termination without “cause” as such terms are used in any plans, agreements or Company policies governing the Covered Person’s compensation.

The application and enforcement of this policy do not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment or institution of legal proceedings. The terms of this policy shall be binding and enforceable against all persons subject to this policy and their beneficiaries, heirs, executors, administrators or other legal representatives.

The Board, or a duly authorized committee of the Board, shall have sole and express authority to interpret and administer this policy. All determinations made by the Board (or its duly authorized committee), in the good faith exercise of its discretion, shall be final and binding on all affected Covered Persons. This policy is intended to [(i)] comply with Rule 10D-1 under the Exchange Act, Rule 5608 of the Nasdaq listing rules (the “Nasdaq Clawback Rules”), any related rules or regulations adopted by the Securities and Exchange Commission or Nasdaq and any other applicable law (the “Applicable Rules”), and this policy shall be interpreted, to the greatest extent possible, consistent with such intent , and (ii) provide the Board with discretionary authority to administer and interpret the Discretionary Clawback Provision. To the extent that any provision of this policy is inconsistent with the Applicable Rules, in each case as then in effect, the Board shall administer this policy to comply with the law or regulations then in effect. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances besides those specified above, nothing in this policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules.

Each Covered Person must execute the acknowledgement in Appendix A of this policy as soon as practicable after the later of: (i) the effective date of this policy; and (ii) the date on which the individual is designated a Covered Person; provided, however, that the failure to execute such acknowledgement shall have no impact on the enforceability of this policy.

The Board may amend this policy in its sole discretion from time to time and for any reason, including to comply with the requirements of any applicable law, rule, or regulation including the Nasdaq Clawback Rules. The Board may terminate this policy at any time.

The Company will comply with all applicable securities laws, rules and regulations, including SEC and Nasdaq Clawback Rules disclosure requirements regarding executive compensation. The Company may also, but is not obligated to, provide additional disclosure beyond that required by applicable law when the Company deems it to be appropriate and determines that such disclosure is in the best interests of the Company and its stockholders.

APPENDIX A

ACKNOWLEDGMENT OF CLAWBACK POLICY

The undersigned acknowledges and agrees that the undersigned: (i) is, and will be, subject to the Amended and Restated Compensation Recoupment Policy to which this acknowledgement is appended; and (ii) will abide by the terms of this Amended and Restated Compensation Recoupment Policy, including by returning Erroneously Awarded Incentive-Based Compensation [or Erroneously Awarded Other Compensation] pursuant to whatever method the Board determines is advisable to achieve prompt recovery of such Erroneously Awarded Incentive-Based Compensation [or Erroneously Awarded Other Compensation].

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